Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 4, 2024, by and among Andretti Sponsor II LLC, Mario Andretti, Michael M. Andretti, William J. Sandbrook, and William M. Brown (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Andretti Sponsor II LLC , as of December 4, 2024, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: December 4, 2024	ANDRETTI SPONSOR II LLC a Delaware limited liability company

	By:	/s/ William M. Brown
		Name:	William M. Brown
		Title:	Managing Member

Date: December 4, 2024		/s/ Mario Andretti
Mario Andretti

Date: December 4, 2024		/s/ Michael M. Andretti
Michael M. Andretti

Date: December 4, 2024		/s/ William J. Sandbrook
William J. Sandbrook